Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 22, 2025
Registration Statement Nos. 333-265473 and 333-265473-07

*PRICING DETAILS* $1.306Bn+ (Offered) Ford Credit (FORDL 2025-A) Prime Auto Lease

Active Leads : BNP Paribas (Str.), BMO, Wells Fargo
Passive Leads : Citi, JP Morgan
Active Co-Managers : Blaylock Van, R. Seelaus & Co.
Passive Co-Managers: BNY Mellon, Santander

--ANTICIPATED CAPITAL STRUCTURE --

CLS	SIZE ($mm)	WAL*	F/M	P. WIN	E. FINAL	L. FINAL	BENCH	SPREAD	YLD (%)	CPN (%)	$PX
A-1	181.800	0.30	F1+/P-1	01-07	08/25	02/26	I-CRV	+10	4.425	4.425	100.00000
A-2-A	245.000	1.10	AAA/Aaa	07-19	08/26	08/27	I-CRV	+41	4.614	4.57	99.99989
A-2-B	249.600	1.10	AAA/Aaa	07-19	08/26	08/27	SOFR30A	+41			100.00000
A-3	494.600	1.96	AAA/Aaa	19-29	06/27	06/28	I-CRV	+48	4.773	4.72	99.98857
A-4	79.000	2.44	AAA/Aaa	29-30	07/27	02/29	I-CRV	+52	4.835	4.78	99.98411
B	56.180	2.53	AA/Aa1	30-31	08/27	02/29	I-CRV	+70	5.019	4.96	99.98285
C	70.220	2.60	NR/Aa2	31-32	09/27	02/29	<<Not Offered>>
D	74.910	2.69	NR/A2	32-33	10/27	10/29	<<Not Offered>>

*Assumes a pricing speed of 100% PPC to maturity

-- Transaction Details --

* Offered Size	: $1,306,180,000
* Bloomberg Ticker	: FORDL 2025-A
* Expected Ratings	: Fitch / Moody's
* Format	: SEC Registered
* Pricing Speed	: 100% PPC to maturity
* Min. Denoms	: $1k x $1k
* Expected Pricing	: PRICED
* Expected Settlement	: 01/27/25
* First Pay Date	: 02/15/25, or next business day
* ERISA	: Yes
* Bill & Deliver	: BNP Paribas

-- Available Materials --
* Preliminary Prospectus, Ratings FWP, CDI (attached)
* Intexnet : Dealname: bpfordl25a_mkt_upsize ; Password: 34B9
* Deal Roadshow : https://dealroadshow.com ; Passcode: FORDL25A

-- FORDL 2025-A CUSIPs / ISINs --
Class A-1	: 345282 AA5 / US345282AA55
Class A-2-A	: 345282 AB3 / US345282AB39
Class A-2-B	: 345282 AC1 / US345282AC12
Class A-3	: 345282 AD9 / US345282AD94
Class A-4	: 345282 AE7 / US345282AE77
Class B	: 345282 AF4 / US345282AF43

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